Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Second Quarter 2019 Results

Above market growth, strong margin management and continuing strategic plan execution drive another outstanding quarterly performance

August 1st, 2019 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the second quarter ending June 30, 2019.

“During the second quarter, we continued to expand our sales of value-added products and solutions to our customers and delivered solid results for our shareholders. We generated above market growth, expanded margins and progressed on the execution of our strategic plan. Our operational excellence initiatives are on track, continuing to gain momentum and are delivering results as planned. I am also pleased with our strong cash flow and working capital management, which reduced our ratio of net financial debt to Adjusted EBITDA to 2.7x,” said CEO Chad Crow.

“Our second quarter results included an estimated sales volume increase of 2.4 percent led once more by growth in our value-added product categories. Although deflation in commodity prices decreased total net sales, our team generated a strong gross margin of 27.2 percent and drove Adjusted EBTIDA higher by 4.7 percent,” added CFO Peter Jackson.

Second Quarter 2019 Highlights:

•	Net sales for the quarter were lower by 8.9 percent

•	Commodity deflation decreased sales by 11.3 percent

•	Sales volume grew by an estimated 2.4 percent, led by above market performance in the single-family customer segment

•	Driven by 5.0 percent volume growth in our value-added product categories

•	Gross margin dollars and percent increased by 4.2 percent and 350 basis points, respectively

•	Adjusted EBITDA margin increased by 90 basis points

•	Adjusted Net Income increased by 18 percent

The Company has provided supplemental non-GAAP financial information for the consolidated company that is adjusted to exclude one-time integration, one-time refinancing, and other costs (“Adjusted”). As the information included herein includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Second Quarter 2019 Compared to Second Quarter 2018:

Net Sales

•

Net sales for the second quarter ending June 30, 2019 were $1.9 billion, an 8.9 percent decrease compared to a year ago, driven by the impact of deflation in the price of lumber and lumber sheet goods of approximately 11.3 percent.

•

Lumber and lumber sheet goods sales declined 25.8 percent, attributable to the deflation in commodity prices as compared to the same period a year ago. Our remaining product categories, excluding our gypsum, roofing and insulation, achieved increased sales due to higher sales volume.

•

Sales volume, excluding commodity deflation, grew by an overall 2.4 percent. Single-family segment sales volume grew by 3.8 percent versus a decline of 6.2 percent in actual U.S. Census Bureau single-family starts during the period. Multi-family gained 3.2 percent while repair and remodel / other end market partially offset the growth with a 2.2 percent decline. Sales volume in our value-added product categories grew by 5.0 percent, including 5.9 percent in our Manufactured Products and 4.1 percent in Windows, Doors and Millwork category.

Builders FirstSource Reports Second Quarter 2019 Results (continued)

Gross Margin

•

Gross margin was $517.2 million, an increase of $20.8 million over the prior year. Our gross margin percentage increased to 27.2 percent from 23.7 percent in the prior year period, a 350 basis point increase. The margin percentage increase was attributable to an improved product mix, the decline in the cost of commodities relative to our customer pricing commitments and our team’s continued focus on pricing discipline. Particularly strong ongoing growth in the value-added product categories contributed to the mix improvement.

Selling, General and Administrative Expenses

•

SG&A in the second quarter of 2019 was $401.5 million, an increase of approximately $9.7 million, the largest component of which was increased variable compensation related to higher gross margins. As a percentage of sales, SG&A increased by 240 basis points to 21.1 percent, primarily due to increased variable compensation, related to our improved gross margins, as well as lumber and panel deflation.

Interest Expense

•

Interest expense increased by $0.4 million to $29.4 million compared to the same period last year. The year over year increase is largely due to charges related to debt financing transactions executed in the second quarter. Adjusting for $4.3 million in one-time charges, interest expense declined by $3.9 million due to lower outstanding debt balances as compared to the prior year quarter, offset somewhat by the effect of higher interest rates.

Income Tax Expense

•

Income tax expense in the second quarter of 2019 was $19.7 million, or an effective tax rate of 22.8 percent. In the same period of the prior year, income tax expense was $19.0 million, or an effective tax rate of 25.1 percent.

Adjusted Net Income

•	Net income was $66.6 million, or $0.57 per diluted share, compared to $56.6 million, or $0.49 per diluted share, in the same period a year ago.

•

Adjusted net income was $74.1 million, or $0.63 per diluted share, compared to $62.6 million, or $0.54 per diluted share, in the second quarter of 2018. The increase of $11.5 million, or 18.4 percent, was primarily driven by the improvement in gross margin and lower adjusted interest expense.

Adjusted EBITDA

•

Adjusted EBITDA grew $6.5 million to $145.6 million, an increase of 4.7 percent. The increase was driven by the factors described above. As a result, Adjusted EBITDA improved to 7.6 percent of sales in the second quarter from 6.7 percent in the same period a year ago.

Year to Date June 30, 2019 Financial Information:

Net Sales

•

Net sales year to date were $3.5 billion, a 6.7 percent decrease compared to the first half of 2018, largely driven by the impact of commodity price deflation of 10.4 percent while one less selling day decreased sales by 0.7 percent. Sales volume growth of 4.4 percent was driven primarily by growth in our value-added product categories.

Gross Margin

•

Gross margin increased $51.8 million to $959.1 million. Our gross margin percentage increased to 27.1 percent in the first half of 2019 from 23.9 percent in the first six months of 2018, a 320 basis point increase. The increase was primarily attributable to an improved product mix, the decline in the cost of commodities relative to our customer pricing commitments and continued pricing discipline. In addition, sales growth in our higher margin, value-added product categories contributed to increased gross profit dollars compared to the prior year.

Builders FirstSource Reports Second Quarter 2019 Results (continued)

Adjusted Net Income

•

GAAP net income was $102.3 million, or $0.88 per diluted share, compared to $79.8 million, or $0.68 per diluted share, in the first half of 2018, an increase of $0.20 per diluted share, or 29.4 percent.

•

Adjusted net income was $113.9 million, or $0.98 per diluted share, compared to $90.2 million, or $0.77 per diluted share, in the first-half of 2018, an increase of $0.21 per diluted share. The year over year increase of $23.7 million, or 26.3 percent, was primarily driven by the improvement in gross margin and lower adjusted interest expense. The gross margin increase was attributable to an improved product mix and the decline in the cost of commodities relative to our customer pricing commitments versus the prior year period.

Adjusted EBITDA

•

Adjusted EBITDA for the first half of 2019 grew $24.7 million to $246.5 million, or 7.0 percent of sales, compared to $221.8 million, or 5.9 percent of sales, for the first half of 2018, an increase of 11.1 percent. The year over year improvement was due to the factors described above.

Capital Structure, Leverage, and Liquidity Information:

•

Adjusted EBITDA, on a trailing twelve-month basis, was $526.3 million and net debt was $1,438.7 million as of June 30, 2019. Our leverage ratio decreased from 3.0x net debt to Adjusted EBITDA at March 31, 2019 to 2.7x as of June 30, 2019, a reduction of 0.3x and well within the Company’s leverage target ratio of between 2.5x and 3.5x.

•

Net cash provided from operations and investing was $138.0 million due primarily to the impact of commodity deflation on the value of working capital in the first six months compared to the prior year period. We now expect to generate between $180 – 210 million in cash from operations and investing for the full year, after funding our capital expenditures and the acquisition of three manufacturing locations completed in the third quarter as described below.

•	Liquidity as of June 30, 2019 was $755.3 million, consisting of net borrowing availability under the revolving credit facility and cash on hand.

•

In May 2019, we issued $400 million of 6.75% Senior Secured Notes (“2027 Notes”) due in 2027. The net proceeds of this issuance were used to repay $300 million of the funds drawn under our existing term loan credit facility and to repurchase approximately $97 million of our outstanding 2024 Notes and pay related transaction fees. In July of 2019, we issued an additional $75 million in Notes of the same series to repurchase a portion of our 2024 Notes and pay related transaction fees and expenses.

•

In July 2019, we acquired certain assets and operations of Sun State Components for approximately $43 million in cash. The assets include three truss manufacturing facilities located in Arizona and Nevada expanding our presence to 40 states and 77 of the top 100 U.S. metropolitan statistical areas.

Please refer to the accompanying financial schedules for more information.

Outlook

“Housing market fundamentals and demand for housing remain supportive as we enter the prime selling season. As homebuilders have continued their pivot toward home formats and price points that are increasingly in demand by homebuyers, we have seen stabilizing sentiment and activity. In this environment, we are more confident than ever that our network scale, market diversity and value-added product leadership provide us with competitive advantages and a long runway of growth opportunities. Against the backdrop of a stabilizing market and an ongoing commodity deflation headwinds, I remain confident that our consistent strategic investments and execution by our team will continue to deliver strong results and advancement of our operational excellence programs. As always, I would like to thank our fifteen thousand team members for their hard work and excellent service to our customers as we build a more efficient and agile organization in the quarters and years ahead,” concluded Mr. Crow.

Builders FirstSource Reports Second Quarter 2019 Results (continued)

Conference Call

Builders FirstSource will host a conference call Friday, August 2, 2019 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section after the market closes on Thursday, August 1st. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-254-3590 (U.S. and Canada) and 323-794-2093 (international), Conference ID: 6282240. A replay of the call will be available at 1:00 p.m. Central Time through August17th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 6282240. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with approximately 400 locations and have a market presence in 77 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)
	(In thousands, except per share amounts)
Sales	$1,904,523	$2,089,888	$3,535,823	$3,790,324
Cost of sales	1,387,367	1,593,560	2,576,692	2,882,944

Gross margin	517,156	496,328	959,131	907,380
Selling, general and administrative expenses	401,511	391,769	771,595	750,677

Income from operations	115,645	104,559	187,536	156,703
Interest expense, net	29,382	28,957	54,283	55,699

Income before income taxes	86,263	75,602	133,253	101,004
Income tax expense	19,659	18,980	30,941	21,162

Net income	$66,604	$56,622	$102,312	$79,842

Comprehensive income	$66,604	$56,622	$102,312	$79,842

Net income per share:
Basic	$0.58	$0.49	$0.89	$0.70

Diluted	$0.57	$0.49	$0.88	$0.68

Weighted average common shares:
Basic	115,757	114,636	115,592	114,365

Diluted	116,919	116,693	116,726	116,695

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	June 30, 2019	December 31, 2018
	(Unaudited)
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$10,552	$10,127
Accounts receivable, less allowances of $12,772 and $13,054 at June 30, 2019 and December 31, 2018, respectively	715,405	654,170
Other receivables	54,257	68,637
Inventories, net	617,527	596,896
Other current assets	36,217	43,921

Total current assets	1,433,958	1,373,751
Property, plant and equipment, net	675,310	670,075
Operating lease right-of-use assets, net	273,971	—
Goodwill	740,411	740,411
Intangible assets, net	95,417	103,154
Deferred income taxes	7,343	22,766
Other assets, net	23,561	22,152

Total assets	$3,249,971	$2,932,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$516,897	$423,168
Accrued liabilities	258,096	292,526
Current portion of operating lease liabilities	60,576	—
Current maturities of long-term debt	12,650	15,565

Total current liabilities	848,219	731,259
Noncurrent portion of operating lease liabilities	218,001	—
Long-term debt, net of current maturities, debt discount, and debt issuance costs	1,420,462	1,545,729
Deferred income taxes	5,967	—
Other long-term liabilities	53,191	58,983

Total liabilities	2,545,840	2,335,971
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 115,880 and 115,078 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,159	1,151
Additional paid-in capital	565,694	560,221
Retained earnings	137,278	34,966

Total stockholders’ equity	704,131	596,338

Total liabilities and stockholders’ equity	$3,249,971	$2,932,309

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2019	2018
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$102,312	$79,842
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	47,390	47,587
Amortization of debt issuance costs and debt discount	2,132	2,308
Loss on extinguishment of debt, net	1,498	—
Deferred income taxes	21,390	18,863
Stock compensation expense	6,038	6,428
Net gain on sale of assets and asset impairments	(1,023)	(326)
Changes in assets and liabilities:
Receivables	(47,113)	(177,765)
Inventories	(20,631)	(189,925)
Other current assets	7,271	(5,693)
Other assets and liabilities	1,057	2,498
Accounts payable	90,050	67,129
Accrued liabilities	(31,586)	(19,915)

Net cash provided by (used in) operating activities	178,785	(168,969)

Cash flows from investing activities:
Purchases of property, plant and equipment	(45,392)	(49,948)
Proceeds from sale of property, plant and equipment	4,620	1,075

Net cash used in investing activities	(40,772)	(48,873)

Cash flows from financing activities:
Borrowings under revolving credit facility	594,000	904,000
Repayments under revolving credit facility	(700,000)	(721,000)
Proceeds from issuance of notes	400,000	—
Repayments of long-term debt and other loans	(423,743)	(6,852)
Payments of loan costs	(7,278)	—
Exercise of stock options	1,883	2,212
Repurchase of common stock	(2,450)	(4,855)

Net cash provided by (used in) financing activities	(137,588)	173,505

Net change in cash and cash equivalents	425	(44,337)
Cash and cash equivalents at beginning of the period	10,127	57,533

Cash and cash equivalents at end of the period	$10,552	$13,196

Supplemental disclosure of non-cash activities

Purchases of property, plant and equipment included in accounts payable were $4.0 million and $3.7 million for the six months ended June 30, 2019 and 2018, respectively.

The Company purchased equipment which was financed through finance lease obligations of $7.0 million and capital lease obligations of $6.8 million in the six months ended June 30, 2019 and 2018, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on August 1, 2019.

	Three months ended June 30,		Six months ended June 30,		Twelve months ended June 30,
	2019	2018	2019	2018	2019
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$66.6	$56.6	$102.3	$79.8	$227.7
Integration related expenses	3.2	6.0	8.0	10.4	16.8
Debt issuance and refinancing cost (1)	4.3	—	3.6	—	0.4

Adjusted Net Income	74.1	62.6	113.9	90.2	244.9

Weighted average diluted common shares (in millions)	116.9	116.7	116.7	116.7
Diluted adjusted net income per share:	$0.63	$0.54	$0.98	$0.77

Reconciling items:
Depreciation and amortization expense	23.8	24.8	47.4	47.6	97.7
Interest expense, net	25.1	29.0	50.7	55.7	106.4
Income tax (benefit) expense	19.7	19.0	31.0	21.2	65.4
Stock compensation expense	3.4	3.5	6.1	6.4	14.1
(Gain)/loss on sale and asset impairments	(0.6)	(0.1)	(1.0)	0.1	(2.1)
Other management-identified adjustments (2)	0.1	0.3	(1.6)	0.6	(0.1)

Adjusted EBITDA	$145.6	$139.1	$246.5	$221.8	$526.3

Adjusted EBITDA Margin	7.6%	6.7%	7.0%	5.9%	7.0%

(1)	Costs associated with issuing and extinguishing long term debt in 2019 and 2018.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(in millions except per share amounts)
Net sales	1,904.5	2,089.9	3,535.8	3,790.3
Gross margin	517.2	496.3	959.1	907.4
Gross margin %	27.2%	23.7%	27.1%	23.9%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	19.5%	17.1%	20.2%	18.1%
Adjusted EBITDA	145.6	139.1	246.5	221.8
Adjusted EBITDA margin %	7.6%	6.7%	7.0%	5.9%
Depreciation and amortization	(23.8)	(24.8)	(47.4)	(47.6)
Interest expense, net of debt issuance cost and refinancing	(25.1)	(29.0)	(50.7)	(55.7)
Income tax expense	(19.7)	(19.0)	(31.0)	(21.2)
Other adjustments	(2.9)	(3.7)	(3.5)	(7.1)

Adjusted Net Income	$74.1	$62.6	$113.9	$90.2

Basic adjusted net income per share:	$0.64	$0.55	$0.99	$0.79

Diluted adjusted net income per share:	$0.63	$0.54	$0.98	$0.77

Weighted average common shares (in millions)
Basic	115.8	114.6	115.6	114.4
Diluted	116.9	116.7	116.7	116.7

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on August 1, 2019.

(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q2-19 of $401.5M less $23.8M depreciation and amortization, less $3.2M of integration expenses, less $3.4M of stock comp, plus $0.5 in gains on assets, impairments, and other. GAAP SG&A in H1-19 of $771.6M less $47.6M depreciation and amortization, less $8.0M of integration expenses, less $6.1M of stock comp, plus $2.6 in gains on assets, impairments, and other.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(adjusted and unaudited)

	Three months ended June 30,					Six months ended June 30,
	2019		2018			2019		2018
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Lumber & Lumber Sheet Goods	$601.5	31.6%	$811.2	38.8%	-25.8%	$1,119.2	31.7%	$1,455.0	38.4%	-23.1%
Manufactured Products	374.3	19.7%	370.9	17.7%	0.9%	691.7	19.6%	665.1	17.5%	4.0%
Windows, Doors & Millwork	391.0	20.5%	375.5	18.0%	4.1%	744.4	21.1%	707.7	18.7%	5.2%
Gypsum, Roofing & Insulation	138.4	7.3%	141.3	6.8%	-2.0%	259.3	7.3%	254.1	6.7%	2.0%
Siding, Metal & Concrete Products	191.3	10.0%	189.5	9.1%	0.9%	341.2	9.6%	331.7	8.8%	2.9%
Other	208.0	10.9%	201.5	9.6%	3.2%	380.0	10.7%	376.7	9.9%	0.9%

Total adjusted net sales	$1,904.5	100.0%	$2,089.9	100.0%	-8.9%	$3,535.8	100.0%	$3,790.3	100.0%	-6.7%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Six months ended June 30,
	2019
	Interest Expense	Net Debt Outstanding
	(in millions)
2027 Secured Notes @ 6.75% Fixed	$2.4	$400.0
2024 Secured Notes @ 5.625% Fixed	9.0	578.9
2024 Term Loan @ 5.7% (Floating LIBOR)	5.0	157.1
Revolving Credit Facility @ 4.4% (Floating LIBOR)	2.5	73.0
Amortization of deferred loan costs and debt discount	1.0
Finance leases and other finance obligations	5.2	240.3
Debt issuance and refinancing cost	4.3
Cash		(10.6)

Total	$29.4	$1,438.7